CONSENT OF INDEPENDENT ACCOUNTANTS

                         ___________


We hereby consent to the incorporation by reference in the Registration Statements of Alpharma Inc. and Subsidiaries on Form S-8 (File No. 33-60495) and Form S-3 (File Nos.333-57501, 333-70229, 333-86037 and 333-86153) of our report dated March 31, 2000, relating to the combined statements of assets to be sold and of revenues and direct operating expenses of the Roche MFA Business as of December 31, 1999 and for the year then ended, which appears in the Current Report on Form 8-K of Alpharma Inc. and Subsidiaries dated May 5, 2000.
 .



PricewaterhouseCoopers AG





Ralph R. Reinertsen                Dana Bultman

Basel, Switzerland
May 5, 2000